===============================================================================

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement      [_]  Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               The PMI Group, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                         INVITATION TO ANNUAL MEETING
                                OF STOCKHOLDERS

[LOGO] PMI GROUP, INC.

THE PMI GROUP, INC.

April 15, 2002

Dear Stockholder,

   You are cordially invited to attend the 2002 Annual Meeting of Stockholders of The PMI Group, Inc. to be held on Thursday, May 16, 2002, at 9:00 a.m., Pacific Time. The Meeting will be held on the 17th floor at our headquarters located at 601 Montgomery Street, San Francisco, California.

   We look forward to greeting as many of our stockholders as are able to be with us. As explained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, the purposes of the Meeting are the election of Directors, the ratification of the appointment of Ernst & Young LLP as independent auditors for 2002, and the approval of the proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock. Your Board of Directors unanimously recommends that you vote FOR the nominees for Director identified in the Proxy Statement, FOR ratification of the appointment of Ernst & Young LLP, and FOR the approval of the proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock. At the Meeting, we will report on our business and there will be an opportunity for you to ask questions.

   I am pleased to announce that the Board of Directors elected L. Stephen Smith as a Director at its February 2002 Board meeting. Mr. Smith joined the Company in 1979. He has been the Company's President and Chief Operating Officer since 1998, and directs our U.S. mortgage insurance operations. Donald
C. Clark has decided not to stand for election to the Board after nearly six years of service as a member of the Company's Board of Directors. Among his many accomplishments as a Director was Don's exemplary leadership and guidance during the Company's transition to public company status. Don's experience and wisdom will be missed. We thank him for his many contributions to PMI.

   WHETHER OR NOT YOU EXPECT TO ATTEND, TO ENSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY PROMPTLY. STOCKHOLDERS OF RECORD MAY ALSO GIVE THEIR PROXY BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY CARD. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME AND STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.

                                          /s/ W. Roger Haughton
                                          W. Roger Haughton
                                          Chairman of the Board of Directors and
                                          Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

   NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders ("Meeting") of The PMI Group, Inc. ("TPG"), a Delaware corporation, will be held on Thursday, May 16, 2002, at 9:00 a.m., Pacific Time, at 601 Montgomery Street, 17th Floor, San Francisco, California, for the following purposes:

1. To elect twelve Directors, each to serve for a term as described in the accompanying Proxy Statement;

2. To ratify the appointment of Ernst & Young LLP as independent auditors for 2002;

3. To approve a proposal to amend TPG's Restated Certificate of Incorporation to increase the number of authorized shares of common stock; and

4. To transact such other business as may properly come before the Meeting.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   Only stockholders of record at the close of business on April 1, 2002, are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ Victor J. Bacigalupi
                                          Victor J. Bacigalupi
                                          Executive Vice President
                                          General Counsel and Secretary
                                          April 15, 2002

               YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY COMPLETE,
                    SIGN, DATE AND RETURN YOUR PROXY CARD.

                               TABLE OF CONTENTS


Proxy Statement.........................................................................................  1

Item 1: Election of Directors...........................................................................  2

Security Ownership of Certain Beneficial Owners and Management..........................................  8

Executive Compensation.................................................................................. 11

Compensation Committee Report on Executive Compensation................................................. 16

Performance Graph....................................................................................... 19

Audit Committee Report.................................................................................. 20

Compensation Committee Interlocks and Insider Participation............................................. 21

Section 16(a) Beneficial Ownership Reporting Compliance................................................. 21

Certain Relationships and Related Transactions.......................................................... 21

Item 2: Ratification of Appointment of Independent Auditors............................................. 21

Item 3: Approval of Proposal to Amend TPG's Restated Certificate of Incorporation to Increase the Number
  of Authorized Shares of Common Stock.................................................................. 22

Other Matters........................................................................................... 23

Stockholder Proposals for 2003 Annual Meeting........................................................... 24

Appendix A: Audit Committee Charter..................................................................... 25

                                PROXY STATEMENT

   This Proxy Statement and the accompanying proxy are being mailed on or about April 15, 2002, in connection with the solicitation of proxies on behalf of the Board of Directors of The PMI Group, Inc. ("TPG"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific Time, May 16, 2002, at 601 Montgomery Street, 17th Floor, San Francisco, California and at any adjournment or postponement thereof (the "Meeting").

   TPG's principal executive office is located at 601 Montgomery Street, San Francisco, California 94111. The telephone number at that address is (415) 788-7878.

   RECORD DATE AND SHARES OUTSTANDING. The record date for determining stockholders entitled to notice of, and to vote at, the Meeting is April 1, 2002 (the "Record Date"). As of that date, approximately 44,906,219 shares of common stock were outstanding.

   REVOCABILITY OF PROXIES. Proxies are revocable by written notice to the Secretary of TPG at any time prior to their exercise stating that the proxy is revoked and may also be revoked by signing and delivering a proxy with a later date or by attending the Meeting and voting in person.

   VOTING AND SOLICITATION. For each matter that may come before the Meeting, each stockholder will be entitled to one vote for each share of common stock registered in the stockholder's name on the Record Date. The Chairman of the Board will announce the closing of the polls during the Meeting. Proxies must be received prior to the closing of the polls in order to be counted. Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone using the control number and instructions accompanying the proxy card. Telephonic voting may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian. The enclosed proxy is solicited by the Board of Directors of TPG. If the proxy is properly executed and returned, and choices are specified, the shares represented thereby will be voted at the Meeting in accordance with those instructions. If no choices are specified, a properly executed proxy will be voted as follows:

   FOR--election to the Board of the twelve individuals nominated by the Board of Directors;

   FOR--ratification of the appointment of Ernst & Young LLP as independent auditors for 2002; and

   FOR--approval of the proposal to amend TPG's Restated Certificate of Incorporation to increase the number of authorized shares of common stock.

   Any other business that may properly come before the meeting will be voted in the discretion of the proxy holder.

   The twelve nominees who receive the most votes will be elected to the twelve open directorships even if they get less than a majority of the votes cast. For approval of the appointment of Ernst & Young LLP as auditors (Item 2), more shares must be voted "for" than "against" such proposal. For approval of the proposal to amend TPG's Restated Certificate of Incorporation (Item 3), a majority of the outstanding shares must be voted "for" such proposal.

   Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by TPG to act as election inspectors for the Meeting. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

   While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, TPG believes that abstentions should be counted for purposes of determining both (i) the presence or absence of the quorum for the transaction of business and (ii) the total number of votes cast with respect to an Item. Accordingly, abstentions will have the same effect as a vote against Items 2 and 3. Broker non-votes (that is, if the broker holding shares of a stockholder in street name does not vote with respect to an item) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to Items 2 and 3.

   The cost of this solicitation will be borne by TPG. MacKenzie Partners, Inc. has been retained by TPG to assist in the solicitation of proxies at an estimated fee of $4,500 plus reimbursement of reasonable expenses. In addition, TPG may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain of TPG's Directors, officers and employees, personally or by telephone or telegram, without additional compensation.

   TPG's Annual Report to Stockholders for the fiscal year ended December 31, 2001 has been mailed with this document. Stockholders should refer to that Annual Report for financial and other information about the activities of TPG. However, the Annual Report to Stockholders is not incorporated by reference into this Proxy Statement and is not to be deemed a part of this Proxy Statement.

                        ITEM 1:  ELECTION OF DIRECTORS

   NOMINEES FOR ELECTION. A board of twelve Directors is to be elected at the Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the twelve nominees named below. All of the nominees are presently Directors of TPG. Each person elected shall serve a one-year term as a Director until the next Annual Meeting or until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

              Mariann Byerwalter        John D. Roach
              Dr. James C. Castle       Dr. Kenneth T. Rosen
              W. Roger Haughton         L. Stephen Smith
              Wayne E. Hedien           Richard L. Thomas
              Louis G. Lower II         Mary Lee Widener
              Raymond L. Ocampo Jr.     Ronald H. Zech

   STOCKHOLDER VOTE REQUIRED. Directors shall be elected by a plurality of the votes cast at the Meeting. Only votes cast for a nominee will be counted. Votes cast include votes under proxies that are signed, but that do not have contrary voting instructions. Broker non-votes, abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will be disregarded in the calculation of a plurality of the votes cast. TPG's bylaws and proxy rules promulgated by the Securities and Exchange Commission provide that stockholders may submit nominations for Directors at an Annual Meeting if they comply with certain requirements. Any stockholder submitted nomination for director must have been delivered to or mailed and received by TPG's Secretary at TPG's principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year's annual meeting to be considered timely. Any nomination not timely received will not be considered.

   Each nominee has consented to being named in this Proxy Statement and has indicated a willingness to serve if elected. However, if at the Meeting any of the nominees named above is not available to serve as a Director (an event that the Board of Directors does not anticipate), the proxies will be voted for the election as Directors for such other person or persons as the proxy holders may designate, unless the Board of Directors, in its discretion, reduces the number of Directors.

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES NAMED ABOVE, AND UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE PROXY WILL BE VOTED FOR THE NOMINEES.

   NOMINEES FOR DIRECTOR: Set forth below for each nominee is certain information, including age as of April 1, 2002, principal occupation, business experience for at least the past five years, the first year elected a Director, and the Committees of the Board of Directors on which each Director serves, which is based on data furnished by them.

   MARIANN BYERWALTER, 41, has been a Director of TPG since May 2001. Ms. Byerwalter is currently Chairman of JDN Corporate Advisory LLC, a privately held advisory services firm. Ms. Byerwalter served as Chief Financial Officer and Vice President for Business Affairs of Stanford University from February 1996 through February 2001. Prior to joining Stanford University, she was a partner and co-founder of America First Financial Corporation from 1987 through January 1996. Ms. Byerwalter was also the Chief Operating Officer, Chief Financial Officer and Director of America First Eureka Holdings, the holding company for EurekaBank, a publicly traded institution. She was the Chief Financial Officer of EurekaBank from 1993 to 1996 and was a member of its Board of Directors from 1988 until the company was sold in 1998. Ms. Byerwalter is currently on the boards of SchwabFunds, LookSmart, Inc., SRI International, Redwood Trust, Inc., and America First Companies. She serves as a Director and as Chair of the Audit Committees of both the Stanford Hospital & Clinics and the Lucile Packard Children's Hospital. She also serves on the board of trustees of Stanford University. She is Vice Chair of the Audit Committee.

   DR. JAMES C. CASTLE, 65, has been a Director since May 1997. Dr. Castle is currently President and Chief Executive Officer of Castle Information Technologies, LLC, a provider of information technology and board of director consulting services, and is also Chairman and Chief Executive Officer of DST Systems of California, Inc. (formerly knows as USCS International, Inc.), positions he has held since 1992. On April 30, 2002, Dr. Castle will retire as Chairman and Chief Executive Officer of DST Systems of California, Inc. Dr. Castle served as Chief Executive Officer and Director of Teradata Corporation from August 1991 through April 1992. Dr. Castle is also on the boards of DST Systems, Inc., ADC Telecommunications, Inc. and Southwest Water Co. He is Chair of the Audit Committee.

   W. ROGER HAUGHTON, 54, is Chairman of the Board and Chief Executive Officer of TPG and its subsidiary, PMI Mortgage Insurance Co. He brings more than 32 years of experience to his position. Mr. Haughton came to PMI in 1985 from Allstate Insurance Company ("Allstate"). He was appointed President and Chief Executive Officer of the subsidiary in January 1993. He became President, Chief Executive Officer and a Director of TPG when the Company went public in April 1995, and was elected Chairman of the Board in May 1998. A graduate of the University of California at Santa Barbara, Mr. Haughton holds a B.A. in economics. He is a member of the Executive Committee and past President of Mortgage Insurance Companies of America (MICA), the industry trade association. Mr. Haughton has a long history of active volunteerism with various affordable housing organizations, including Habitat for Humanity, and is on the board and former Chairman of Social Compact, a Washington D.C. organization dedicated to promoting revitalization of America's inner cities. He is also on the board of San Francisco's Bay Area Council. Mr. Haughton is a Trustee for the University of California at Santa Barbara, and he also serves on the policy advisory boards for both the Fisher Center for Real Estate & Urban Economics at UC Berkeley and the School of Real Estate at the University of San Diego. He is an Ex Officio member of the Governance and Nominating Committee.

   WAYNE E. HEDIEN, 68, has been a Director since January 1995 and was a Director of PMI between February 1983 and May 1990 and between April 1992 and January 1995. Mr. Hedien was the Chairman of the Board of Allstate from July 1989 through December 1994 and was elected to the same position with The Allstate Corporation in March 1993 in preparation for The Allstate Corporation's initial public offering. He held a variety of senior executive positions with Allstate and its affiliates prior to his retirement from Allstate in December 1994. He is also on the board of directors of the Morgan Stanley Funds. He is a member of the Governance and Nominating Committee and the Compensation Committee.

   LOUIS G. LOWER II, 56, has been a Director of TPG since May 2001. Mr. Lower has been President and Chief Executive Officer of Horace Mann Educators Corp. since February 2000. Before joining Horace Mann,

Mr. Lower served as Chairman and Chief Executive Officer of Allstate Life Insurance Company and was a director of Allstate Insurance Company and Allstate Federal Savings Bank. Prior to being elected Chairman of Allstate Life Insurance Company in 1999, Mr. Lower served as that company's President and Chief Executive Officer since 1990 and as Senior Vice President, Treasurer and Chief Investment Officer of both Allstate Life Insurance Company and Allstate Insurance Company from 1986 to 1989. Mr. Lower joined Allstate in 1976 and held a number of positions prior to becoming Executive Vice President of Allstate Life Insurance Company in 1989. Mr. Lower serves on the Boards of Directors of Horace Mann and the NEA Foundation for the Improvement of Education. He is past Chairman of LOMA and has served on the Boards of the American Council of Life Insurers, LIMRA, LUTC, NAVA, and the American College. He is a member of the Audit Committee.

   RAYMOND L. OCAMPO JR., 49, has been a Director since May 1999. He has been a member of the board of directors of the Berkeley Center for Law & Technology since January 2000 and was Executive Director of the Center from August 1997 to December 1999. Mr. Ocampo was Senior Vice President, General Counsel & Secretary at Oracle Corporation from September 1990 until his retirement in November 1996. Mr. Ocampo joined Oracle in July 1986 and held various senior and executive positions with Oracle until retirement. Mr. Ocampo is a member of the board of directors of Teamscape Corporation and previously served on the boards of directors of Vantive Corporation (from January 1997 until its acquisition by PeopleSoft Inc. in December 1999), Spruce Technologies, Inc., Syncronex, Inc., Blackboard Entertainment Inc. and HolaMujer Corporation. He is Vice Chair of the Compensation Committee.

   JOHN D. ROACH, 58, has been a Director since May 1997. Mr. Roach is the Chairman and Chief Executive Officer of Stonegate International, a private investment and advisory services firm. He was previously the Chairman, President and Chief Executive Officer of Builders FirstSource, positions he had held since October 1997. Prior to joining Builders FirstSource, he was the Chairman, President and Chief Executive Officer of Fibreboard Corporation. From 1988 until July 1991, Mr. Roach was Executive Vice President of Manville Corporation. Prior to joining Manville, Mr. Roach was a strategy consultant and senior officer of Braxton Associates; Booz, Allen, Hamilton; and The Boston Consulting Group. Mr. Roach has previously served on the boards of directors for Fibreboard, Magma Power, Thompson PBE, the American Stock Exchange, NCI Building Systems, and Washington Group International. He is a member of the Compensation Committee and the Governance and Nominating Committee.

   DR. KENNETH T. ROSEN, 53, has been a Director since January 1995 and was a Director of PMI between October 1993 and January 1995. Dr. Rosen has been a Professor of Business Administration at the Haas School of Business since July 1978, and Chairman of the Fisher Center for Real Estate and Urban Economics since 1979, each at the University of California at Berkeley. He is also Chairman of the Rosen Consulting Group, a real estate and mortgage market consulting firm. Dr. Rosen serves as the Chairman of Lend Lease Rosen Real Estate Securities. Dr. Rosen is also on the boards of directors of Golden West Financial Corporation and Avatar Holdings, Inc. He is a member of the Compensation Committee.

   L. STEPHEN SMITH, 52, has been a Director since February 2002. Mr. Smith has been President and Chief Operating Officer of TPG and its subsidiary, PMI Mortgage Insurance Co., since September 1998. Prior thereto he was Executive Vice President of Marketing and Field Operations of PMI Mortgage Insurance Co. since May 1994 and was elected to the same positions with TPG in January 1995. Prior thereto, he held various executive positions with PMI Mortgage Insurance Co. since 1991. Mr. Smith joined PMI in 1979. Mr. Smith is Vice Chair of the Board of Directors of CMG Mortgage Insurance Company, a partially owned subsidiary of PMI Mortgage Insurance Co.

   RICHARD L. THOMAS, 71, has been a Director since July 1996. Mr. Thomas is the retired Chairman of First Chicago NBD Corporation and its principal subsidiary, The First National Bank of Chicago. From January 1, 1992 until December 1, 1995, he was Chairman and CEO of First Chicago Corporation, after which he served as Chairman of First Chicago NBD Corporation until May 1996. Mr. Thomas is also on the boards of directors of

IMC Global, Inc., Sabre Holdings Corporation, Sara Lee Corporation and Exelon Corporation. He is Chair of the Governance and Nominating Committee and a member of the Audit Committee.

   MARY LEE WIDENER, 63, has been a Director since January 1995 and was a Director of PMI between October 1993 and January 1995. Ms. Widener has been Chief Executive Officer of Neighborhood Housing Services of America, Inc. since May 1974. Ms. Widener has been the chairperson of the board of directors of the Federal Home Loan Bank of San Francisco since 1994, serves as vice chairperson of the board of directors of Social Compact and is a member of the board of directors of the S.H. Cowell Foundation. She is a member of the Audit Committee.

   RONALD H. ZECH, 58, has been a Director since May 1998. He is currently Chairman, Chief Executive Officer and President of GATX Corporation, a leading provider of specialized finance and leasing solutions to businesses and partners worldwide. GATX focuses on primarily rail, aircraft, technology and marine assets. Mr. Zech was elected Chairman of GATX Corporation in April 1996, Chief Executive Officer in January 1996, and President in July 1994. Mr. Zech previously served as President and Chief Executive Officer of GATX Capital Corporation from 1984 to 1994. Mr. Zech is also on the board of directors of McGrath RentCorp. He is Chair of the Compensation Committee.

   There are no family relationships among any of the aforementioned persons.

   FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS. The Board of Directors held seven meetings during 2002. Each Director attended at least 75% of the Board meetings and meetings of committees of which he or she is a member. The Board of Directors has established an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. The members and chair of each committee are determined from time to time by the Board.

   The Audit Committee consists of James C. Castle, Chair, Mariann Byerwalter, Vice Chair, Donald C. Clark, Louis G. Lower II, Richard L. Thomas, and Mary Lee Widener. The committee held four meetings in 2001. Information regarding the functions performed by the Audit Committee is set forth in the Audit Committee Report and the Audit Committee Charter included in this Proxy.

   The Compensation Committee consists of Ronald H. Zech, Chair, Raymond L. Ocampo Jr., Vice Chair, Wayne E. Hedien, John D. Roach, and Dr. Kenneth T. Rosen. The committee held five meetings in 2001. The committee makes decisions with respect to the administration of the salaries, bonuses and other compensation to be paid to executive officers and officers who receive base salaries of $240,000 or more, and acts as administrator for The PMI Group, Inc. Equity Incentive Plan.

   The Governance and Nominating Committee consists of Richard L. Thomas,
Chair, Wayne E. Hedien, Donald C. Clark, John D. Roach, and W. Roger Haughton, Ex Officio. The committee held five meetings in 2001. The committee develops and monitors TPG's corporate governance practices and procedures and monitors the responsibilities of board members, in consultation with the Chairman of the Board. The committee makes periodic reports to the Board of Directors regarding TPG's governance practices. The committee assists the Board of Directors in its assessment of the Chief Executive Officer, and assists the Chairman in the annual self-assessment process for the Board of Directors. The committee advises the Board with respect to the size and composition of the Board and recommends prospective Directors to assist in creating a balance of knowledge, experience and capability on the Board. Any shareholder wishing to propose a nominee should submit a recommendation in writing to TPG's Secretary, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. The committee reviews recommendations regarding Director compensation.

   DIRECTORS' STOCK OWNERSHIP GUIDELINES. In order to more closely align the interest of Non-Employee Directors with those of TPG's stockholders, the Board of Directors established stock ownership guidelines for all Non-Employee Directors. The desired level of stock ownership is to be achieved over a period of five years from the date of first election as a director. Non-Employee Directors are expected to own TPG common stock that has a market value equal to a minimum of approximately $110,000, which is five times a director's annual retainer fee. Stock owned for purposes of the guidelines include: (a) shares purchased in the open market or upon the exercise of options, including shares held in a retirement plan, (b) stock awarded under The PMI Group, Inc. Stock Plan For Non-Employee Directors, (c) stock awarded under The PMI Group, Inc. Equity Incentive Plan, (d) TPG common stock equivalents held in The PMI Group, Inc. Directors' Deferred Compensation Plan ("Directors' Deferred Compensation Plan"), and (e) the market value of vested stock options which have an exercise price below the current market price for TPG common stock. As of April 1, 2002, Non-Employee Directors Byerwalter, Dr. Castle, Clark, Hedien, Lower, Ocampo, Roach, Dr. Rosen, Thomas, Widener and Zech have met approximately 30%, 1050%, 1058%, 966%, 52%, 549%, 1216%, 962%, 5253%, 686%, and 674%, respectively, of the stock ownership guidelines based on the closing price of TPG common stock on April 1, 2002 of $76.43 per share.

   DIRECTORS' COMPENSATION AND BENEFITS. Directors who are employees of TPG or its subsidiaries do not receive additional compensation for their services as Directors. Each Non-Employee Director receives fees for his or her service as a Director. Each Non-Employee Director receives an annual retainer of $22,000. The Non-Employee Directors who serve as Committee Chairs receive an additional annual retainer of $6,000. Directors are reimbursed for reasonable expenses to attend meetings. Non-Employee Directors also receive initial and annual grants of stock options and restricted shares of TPG common stock. The following table sets forth the fees and other compensation benefits paid to all Non-Employee Directors. In the event that the stockholders at the Annual Meeting approve the proposal to amend TPG's Restated Certificate of Incorporation to increase the number of authorized shares of common stock, the Governance and Nominating Committee of the Board of Directors may review the non-cash compensation benefits paid to all Non-Employee Directors.

               Non-Employee Directors' Compensation and Benefits

                                                                                    Annual
                                                                                   Grant of
                                               Annual  Initial Grant Annual Grant    TPG
                                              Retainer of TPG Stock  of TPG Stock   Common
                                              Fees(1)   Options(2)    Options(3)   Stock(4)
                                              -------- ------------- ------------ ----------
Board Members................................ $22,000  6,000 shares  3,750 shares 450 shares
Chairs of Audit, Compensation, and Governance
  and Nominating Committees.................. $ 6,000           N/A           N/A        N/A

--------
(1) Under the Directors' Deferred Compensation Plan, each Non-Employee Director may defer receipt of his or her retainer fees. The minimum permitted deferral is $5,000. All amounts deferred are deemed to be invested in phantom shares of TPG common stock. On any date, the value of each share of phantom stock will equal the fair market value of a share of common stock, including reinvestment of any dividends. At the time when a Director makes a deferral election, he or she also must elect the time and method for payment of the deferred amounts. Phantom shares of TPG common stock will be paid in cash.
(2) Granted in the initial year as a Director, the shares are prorated (based on months of service between June 1 and May 31) and are awarded as soon as administratively practicable after the Director joins the Board. The stock option generally vests in three equal installments on the first, second and third anniversaries of the date of grant, assuming continued service on the Bard. The exercise price is equal to 100 percent of the fair market value on the date of grant.
(3) Stock options are granted as of the first business day in June of each year (assuming that he or she remains an eligible Non-Employee Director). The exercise price of each such option is equal to 100 percent of the fair market value on the date of grant of the shares covered by the option. The options granted become exercisable on the first anniversary of the date of grant. All options granted to Non-Employee Directors have a term of not greater than 10 years from the date of grant. If a Director terminates service on the Board prior to an option's normal expiration date, the period of exercisability of the option may be shorter, depending upon the reason for the termination.
(4) Granted for each full year of service, prorated for service of less than one year. Shares of restricted stock are awarded as of the first business day in June of each year (assuming that he or she remains an eligible Non-Employee Director). Each Non-Employee Director may receive only one award of TPG common stock during any calendar year. The number of shares of restricted stock awarded to any Non-Employee Director will be reduced as necessary so that the fair market value of the shares on the date of award does not exceed $30,000. Any shares of restricted stock will vest six months after the applicable grant date. Each Non-Employee Director also receives an annual cash payment equal to the estimated tax liability on the award of restricted stock, including taxes payable on the amount of the tax cash payment.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of April 1, 2002, unless otherwise noted, certain stock ownership information regarding all stockholders known by TPG to be the beneficial owners of five percent or more of TPG common stock, each nominee and current Director of TPG, and each Named Executive Officer listed in the Summary Compensation Table herein, and all Directors, nominees and Executive Officers as a group. For purposes of this table, a beneficial owner is generally any person or entity that directly, indirectly, or through a family relationship has or shares the power to vote or direct the vote of the shares, has the power to trade or dispose of the shares, or has the right to acquire the ownership of any shares at any time within 60 days of April 1, 2002, through the exercise of any option, warrant, right, or convertible security.

                        Common Stock Beneficially Owned

                                                           Number   Percentage
                                                          of Shares of Class(1)
                                                          --------- -----------
Beneficial Owner
AXA FINANCIAL, INC.(2)................................... 4,606,994    10.3%
1290 Avenue of the Americas
New York, NY 10104

CAPITAL GROUP INTERNATIONAL, INC.(3)..................... 4,356,900     9.8%
111000 Santa Monica Boulevard
Los Angeles, CA 90025

INVESCO INSTITUTIONAL NA, INC.(4)........................ 2,920,735     6.6%
1315 Peachtree Street, NE
Atlanta, GA 30309

FMR CORP.(5)............................................. 2,368,710     5.3%
82 Devonshire Street
Boston, MA 02109

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.(6).......... 2,365,155     5.3%
4500 Main Street
Kansas City, MO 64141

Directors and Nominees
Mariann Byerwalter(7)....................................       434       *
Dr. James C. Castle(8)...................................    20,734       *
Donald C. Clark(9).......................................    20,684       *
W. Roger Haughton(10)....................................   328,057       *
Wayne E. Hedien(11)......................................    22,609       *
Louis G. Lower II(12)....................................       434       *
Raymond L. Ocampo Jr.(13)................................    11,084       *
John D. Roach(14)........................................    22,984       *
Dr. Kenneth T. Rosen(15).................................    20,809       *
L. Stephen Smith(16).....................................   130,415       *
Richard L. Thomas(17)....................................    81,959       *
Mary Lee Widener(18).....................................    18,025       *
Ronald H. Zech(19).......................................    15,284       *

Other Executive Officers
Claude J. Seaman(20).....................................    25,565       *
John M. Lorenzen, Jr.(21)................................    93,123       *
Victor J. Bacigalupi(22).................................    47,611       *

All Directors, Nominees and Executive Officers as a group
(16 persons including those named above)(23).............   869,885     1.9%

--------
*  Less than 1%

(1) As of April 1, 2002, 44,906,219 shares of common stock were outstanding, the only class of voting stock of TPG.
(2) Based on Amendment No. 8 to Schedule 13G filed jointly by AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle, AXA and their subsidiaries (collectively "AXA") with the Securities and Exchange Commission (the "SEC") on February 12, 2002, AXA held sole voting power as to 1,028,384 of such shares, held shared voting power as to 3,447,070 of such shares, and held sole dispositive power as to 4,606,994 of such shares.
(3)  Based on Amendment No. 3 to Schedule 13G filed with the SEC on February
     11, 2002, Capital Group International, Inc. ("Capital Group") held sole voting power as to 3,811,450 of such shares and held sole dispositive power as to 4,356,900 of such shares. According to the filing, Capital Group had no shared voting or shared dispositive power over such shares.
(4) Based on Schedule 13G filed with the SEC on January 31, 2002, Invesco Institutional NA, Inc. ("Invesco") had no sole voting power or sole dispositive power over such shares. According to the filing, Invesco had shared voting or shared dispositive power over 2,920,735 of such shares.
(5) Based on Schedule 13G filed with the SEC on February 14, 2002, FMR Corp. ("FMR") held sole voting power as to 16,100 of such shares and held sole dispositive power as to 2,368,710 of such shares. According to the filing, FMR had no shared voting or shared dispositive power over such shares.
(6) Based on Schedule 13G filed with the SEC on February 8, 2002, American Century Investment Management, Inc. ("American Century") held sole voting power as to 2,365,155 of such shares and held sole dispositive power as to 2,365,155 of such shares. According to the filing, American Century had no shared voting or shared dispositive power over such shares.
(7)  Includes 434 shares.
(8) Includes 6,484 shares and options to purchase 14,250 shares of common stock exercisable within 60 days of April 1, 2002. Does not include 2,478 shares of common stock equivalents arising from the election to defer payment of Director's fees pursuant to The PMI Group, Inc. Directors' Deferred Compensation Plan. ("Directors' Deferred Compensation Plan").
(9) Includes 4,184 shares and options to purchase 16,500 shares of common stock exercisable within 60 days of April 1, 2002. Does not include 3,250 shares of common stock equivalents arising from the election to defer payment of Director's fees pursuant to the Directors' Deferred
     Compensation Plan.
(10) Includes 10,848 shares, options to purchase 312,199 shares of common stock exercisable within 60 days of April 1, 2002, 4,568 shares of common stock deemed owned under The PMI Group, Inc. Savings and Profit-Sharing Plan
     (the "401(k) Plan"), and 442 shares of common stock deemed owned under The PMI Group, Inc. Employee Stock Purchase Plan (the "ESPP"). Does not include 28,902 shares of common stock equivalents arising from the officer's election to defer payment of compensation pursuant to The PMI Group, Inc. Officer Deferred Compensation Plan ("Officer Deferred Compensation Plan").
(11) Includes 6,109 shares and options to purchase 16,500 shares of common stock exercisable within 60 days of April 1, 2002.
(12) Includes 434 shares. Does not include 320 shares of common stock equivalents arising from the election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan.
(13) Includes 3,334 shares and options to purchase 7,750 shares of common stock exercisable within 60 days of April 1, 2002. Does not include 1,313 shares of common stock equivalents arising from the election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan.
(14) Includes 8,734 shares and options to purchase 14,250 shares of common stock exercisable within 60 days of April 1, 2002. Does not include 2,622 shares of common stock equivalents arising from the election to defer payment of Director's fees pursuant to the Directors' Deferred
     Compensation Plan.
(15) Includes 4,309 shares and options to purchase 16,500 shares of common stock exercisable within 60 days of April 1, 2002. Does not include 1,743 shares of common stock equivalents arising from the election to defer payment of Director's fees pursuant to the Directors' Deferred
     Compensation Plan.
(16) Includes 13,156 shares, options to purchase 105,156 shares of common stock exercisable within 60 days of April 1, 2002, 11,312 shares of common stock deemed owned under the 401(k) Plan, and 791 shares of common stock owned under ESPP. Does not include 9,261 shares of common stock equivalents arising from the officer's election to defer payment of compensation pursuant to the Officer Deferred Compensation Plan.
(17) Includes 65,834 shares and options to purchase 16,125 shares of common stock exercisable within 60 days of April 1, 2002. Does not include 2,267 shares of common stock equivalents arising from the election to defer payment of Director's fees pursuant to the Directors' Deferred
     Compensation Plan; 10,000 shares of common stock held by the Thomas Family Limited Partnership, in which Mr. Thomas has a 2.5% ownership interest;
     and 2,000 shares of common stock held in a charitable remainder unitrust of which Mr. Thomas is a trust beneficiary.
(18) Includes 2,985 shares and options to purchase 15,040 shares of common stock exercisable within 60 days of April 1, 2002.
(19) Includes 3,284 shares and options to purchase 12,000 shares of common stock exercisable within 60 days of April 1, 2002. Does not include 1,838 shares of common stock equivalents arising from the election to defer payment of Director's fees pursuant to the Directors' Deferred
     Compensation Plan.
(20) Includes 11,803 shares, options to purchase 12,936 shares of common stock exercisable within 60 days of April 1, 2002, and 826 shares of common stock deemed owned under the 401(k) Plan. Does not include 10,404 shares of common stock equivalents arising from the officer's election to defer payment of compensation pursuant to the Officer Deferred Compensation Plan.
(21) Includes 13,180 shares, options to purchase 78,171 shares of common stock exercisable within 60 days of April 1, 2002, 826 shares of common stock deemed owned under 401(k) Plan, and 946 shares of common stock owned under the ESPP. Does not include 7,028 shares of common stock equivalents arising from the officer's election to defer payment of compensation pursuant to the Officer Deferred Compensation Plan.
(22) Includes 5,322 shares, options to purchase 41,694 shares of common stock exercisable within 60 days of April 1, 2002, and 595 shares of common stock deemed owned under the 401(k) Plan. Does not include 4,477 shares of common stock equivalents arising from the election to defer payment of compensation pursuant to the Officer Deferred Compensation Plan.
(23) Includes 170,508 shares, options to purchase 679,071 shares of common stock exercisable within 60 days of April 1, 2002, 18,127 shares of common stock deemed owned under the 401(k) Plan, and 2,179 shares of common stock owned under the ESPP. Does not include 75,903 shares of common stock equivalents arising from the officer's or director's election to defer payment of compensation pursuant to the Officer Deferred Compensation Plan and the Directors' Deferred Compensation Plan.

   EXECUTIVE COMPENSATION. Except as otherwise indicated, the following Summary Compensation Table sets forth information on compensation for the last three years for the Chief Executive Officer and for each of the four most highly compensated executive officers (collectively the "Named Executive Officers") of TPG.

                          Summary Compensation Table

                                                          Long-term Compensation
                                                   ------------------------------------
                                    Annual
                                 Compensation      Restricted Securities
                            ----------------------   Stock    Underlying      LTIP         All Other
Name and Principal Position Year  Salary  Bonus(1)   Awards   Options (#) Payouts(2)($) Compensation(3)
--------------------------- ---- -------- -------- ---------- ----------- ------------- ---------------
W. Roger Haughton.......... 2001 $625,000 $944,821     0        77,848      $      0       $130,818
 Chairman of the Board and  2000  575,000  852,171     0        80,000       453,395         10,200
 Chief Executive Officer    1999  550,000  577,766     0        80,250       430,124        102,083

L. Stephen Smith........... 2001  370,000  505,000     0        38,000             0         92,823
 Director, President and    2000  353,600  465,821     0        51,750       195,332         10,200
 Chief Operating Officer    1999  339,000  311,600     0        40,951       176,142          9,100

Claude J. Seaman........... 2001  300,000  365,000     0        26,684             0         10,200
 President International    2000  276,400  295,848     0        32,986       165,707         10,200
 and Strategic Investments  1999  265,000  226,182     0        26,400       119,819        109,111

John M. Lorenzen, Jr....... 2001  275,000  285,000     0        21,528             0         35,999
 Executive Vice President,  2000  261,000  279,364     0        25,500       176,861         42,237
 Chief Financial Officer    1999  250,008  213,380     0        25,501       167,761         34,725

Victor J. Bacigalupi....... 2001  270,000  290,000     0        21,000             0         10,200
 Executive Vice President,  2000  250,000  267,590     0        26,631       127,633         27,915
 Secretary and General      1999  241,250  178,911     0        22,800        89,921         38,776
 Counsel

--------
Note: Executives also receive financial planning assistance, automobile allowance and reimbursed parking, but such amounts did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of each executive.

(1) Bonus amounts shown for 2001 were earned during 2001 and paid in 2002.
(2) Represents payouts of performance shares awarded under the Equity Incentive Plan paid in 2000 and 2001 for performance in 1999 and 2000.
(3) All Other Compensation for 2001 represents employer-matching contributions to each of the Named Executive Officer's account under The PMI Group, Inc. Savings and Profit-Sharing Plan, a "401(k)" Plan; and a matching contribution under The PMI Group, Inc. Officer Deferred Compensation Plan to the accounts of Mr. Haughton, Mr. Smith, and Mr. Lorenzen of 1,800, 1,233, and 385 shares of TPG common stock equivalents valued at $67.01 per share, the closing price of TPG common stock on December 31, 2001.

   OPTION GRANTS. The following table is a summary of all TPG stock options granted to the Named Executive Officers during 2001. Individual grants are listed separately for each Named Executive Officer. TPG has not granted any SARs. All option information has been adjusted to reflect the Company's 3-for-2 stock split on August 16, 1999.

                             Option Grants in 2001

                                                                     Potential Realizable Value at
                      Number of    % of Total                           Assumed Annual Rates of
                        Shares      Options                             Stock Appreciation for
                      Underlying Granted to All Exercise                    Option Term(3)
                       Options    Employees in    Price   Expiration -----------------------------
Name                  Granted(1) Fiscal Year(2) ($/Share)    Date        5% ($)        10% ($)
----                  ---------- -------------- --------- ----------   ----------     ----------
W. Roger Haughton....   75,000        9.8%       $57.57   2/06/2011  $2,715,409     $6,881,382
                         2,848         .4         63.18   3/04/2006      40,978         88,712
L. Stephen Smith.....   38,000        5.0         57.57   2/06/2011   1,375,808      3,486,567
Claude J. Seaman.....   26,000        3.4         57.57   2/06/2011     941,342      2,385,546
                           684         .1         70.88   2/18/2009      21,875         51,886
John M. Lorenzen, Jr.   17,600        2.3         57.57   2/06/2011     637,216      1,614,831
                         2,941         .4         68.84   2/18/2009      92,969        221,117
                           987         .1         68.84   3/04/2006      17,861         39,247
Victor J. Bacigalupi.   21,000        2.7         57.57   2/06/2011     760,315      1,926,787

--------
(1) The options have a per share exercise price equal to the fair market value of a share of common stock on the grant date and vest in three equal installments on the first, second and third anniversaries of the grant. The required exercise price and tax withholding may be paid in cash and/or shares of common stock that would otherwise have been received on exercise.
(2) Represents percentage of total options to purchase common stock granted under The PMI Group, Inc. Equity Incentive Plan ("Equity Incentive Plan") to employees of TPG and its subsidiaries during 2001.
(3) Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of TPG's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.

   The following table shows the number of shares acquired on the exercise of stock options, value realized on the exercise of options, underlying unexercised options and the value of options outstanding as of December 31, 2001 for each of the Named Executive Officers. TPG has not granted any SARs.

                              Options Outstanding

                                                 Number of Securities        Value of Unexercised
                       Shares                   Underlying Unexercised       In-the-Money Options
                      Acquired              Options at Fiscal Year End (#) at Fiscal Year End ($)(1)
-                        on       Value     ------------------------------ -------------------------
Name                  Exercise Realized ($) Exercisable      Unexercisable Exercisable Unexercisable
----                  -------- ------------ -----------      ------------- ----------- -------------
W. Roger Haughton....   6,000   $  195,550    245,332           202,931    $8,906,983   $4,195,265
L. Stephen Smith.....       0            0    116,161           107,150     4,159,833    2,231,687
Claude J. Seaman.....   1,693       71,459     45,405            72,474     1,362,442    1,491,837
John M. Lorenzen, Jr.  24,240    1,054,558     76,001            62,404     2,666,689    1,293,650
Victor J. Bacigalupi.       0            0     38,738            57,604     1,212,634    1,231,665

--------
(1) Value is based on the closing price of TPG common stock on the New York Stock Exchange on December 31, 2001 of $67.01 per share, less the exercise price of the option.

   LONG-TERM INCENTIVE PLAN AWARDS. No performance share awards or any other long-term incentive plan awards, except for stock option grants, were made to the Named Executive Officers during 2001.

   CHANGE OF CONTROL ARRANGEMENTS. The Equity Incentive Plan and the Officer's Deferred Compensation Plan both provide that upon a Change of Control, all outstanding stock options, restricted stock, performance shares and other common stock equivalents shall become 100% vested and immediately exercisable. Under the Equity Incentive Plan, "Change of Control" generally means the earliest to occur of: (a) the acquisition by any individual, entity or group of 20% or more of the then outstanding shares of common stock of TPG (excluding acquisition directly from TPG, or by any employee benefit plan sponsored or maintained by TPG); (b) the failure of the current Board members, for any reason, to constitute at least a majority of the Board (excluding individuals whose election to the Board was approved by the current Board); (c) consummation by TPG of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of TPG or the acquisition of assets of another entity unless, following such business combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of common stock and outstanding company voting securities of TPG immediately prior to such business combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such business combination; or (d) approval by the stockholders of TPG of a complete liquidation or dissolution of TPG.

   TPG has also entered into Change of Control Employment Agreements ("Employment Agreements") with certain senior officers of TPG, including Messrs. Haughton, Smith, Seaman, Lorenzen, and Bacigalupi (the "Executives"), each Employment Agreement originally dated as of February 12, 1998. TPG believes it is imperative to be able to maintain a stable and competent management base, and that the continued success of TPG depends, to a significant degree, on the skills and competence of its senior officers. The Employment Agreements are intended to assure that TPG will have the continued dedication of its senior officers by diminishing the inevitable distraction of such officers by virtue of the personal uncertainties and risks arising from the possibility, threat or occurrence of a change of control of TPG. Generally, severance benefits will be triggered under the Employment Agreements if a change of control occurs and the Executive's employment is terminated (a) by the Executive for "Good Reason" or (b) by TPG other than for "Cause," "Death" or "Disability," as defined in the Employment Agreements, during the three year period following a "Change of Control". Under the Employment Agreements, "Change of Control," generally means (a) the acquisition by any individual, entity or group of 20% or more of the then outstanding shares of common stock of TPG (excluding acquisition directly from TPG, or by any employee benefit plan sponsored or maintained by TPG); (b) the failure of the current Board members, for any reason, to constitute at least a majority of the Board; (c) consummation by TPG of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of TPG or the acquisition of assets of another entity unless, following such business combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of common stock and outstanding voting securities of TPG immediately prior to such business combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such business combination; or (d) approval by the stockholders of TPG of a complete liquidation or dissolution of TPG.

   Payments and benefits payable under the Employment Agreement under these circumstances include a lump-sum cash payment of the aggregate of the following amounts: (i) the sum of the Executive's annual base salary through the date of termination; a pro rata portion of the greater of either the executive's highest bonus earned under the TPG's annual incentive plans for the last three full fiscal years preceding the change of control or the executive's annual bonus earned during the last fiscal year prior to termination; any compensation previously deferred by the Executive; and any accrued vacation pay; (ii) up to three times (depending on the Executive involved) the sum of the Executive's annual base salary and the greater of either the Executive's highest bonus earned under the TPG's annual incentive plans for the last three full fiscal years preceding the change of control or the Executive's annual bonus earned during the last fiscal year prior to termination; and (iii) the difference between the aggregate benefit under the Retirement Plan and the Supplemental Employee Retirement Plan benefit which the Executive would have accrued (whether or not vested) had the Executive's employment continued for up to three years (depending on the Executive involved) after the date of termination, and the actual vested benefit under such plans as of the date of the Executive's termination of employment, except that Executives aged 50 or over shall be deemed fully eligible for retiree health benefits; continuation of welfare benefit plan coverage for up to three years (depending on the Executive involved); and outplacement services not to exceed 15% of base salary. Under certain circumstances, a portion of the present value of the benefits payable under the Employment Agreement or upon the acceleration of the vesting of all outstanding stock options, restricted stock and performance shares could be subject to a 20% excise tax under the Internal Revenue Code and be nondeductible by TPG. TPG has agreed, subject to limited exceptions, to reimburse the Executives for any such excise taxes, together with any additional excise or income taxes resulting from such reimbursement.

   EXECUTIVE OFFICER STOCK OWNERSHIP GUIDELINES. The Compensation Committee of the Board of Directors established stock ownership guidelines for TPG's senior executive officers. The desired level of stock ownership is to be achieved over a period of five years from the date of becoming an executive officer. Executive officers are expected to own TPG common stock which has a market value equal to a minimum range from one to three times such executive's annual base salary. Stock owned for purposes of the guidelines include: (a) shares purchased in the open market, or upon the exercise of options; (b) shares held in a retirement plan, including TPG common stock fund units held under The PMI Group, Inc., Savings and Profit-Sharing Plan ("401(k) Plan"); (c) restricted stock awarded under the Equity Incentive Plan; (d) TPG common stock equivalents held in the Officer Deferred Compensation Plan, and (e) the market value of vested stock options which have an exercise price below the current market price for TPG common stock. As of April 1, 2002, Messrs. Haughton, Smith, Seaman, Lorenzen, and Bacigalupi have met approximately 1037%, 686%, 274%, 962%, and 474% respectively, of the stock ownership guidelines based on the closing price of TPG common stock on April 1, 2002 of $76.43 per share.

   GENERAL COMPENSATION AND BENEFIT PLANS. The Named Executive Officers participate in certain stock option, retirement and profit-sharing plans sponsored by TPG, some of which are intended to qualify for tax-favored treatment under the Internal Revenue Code, as amended ("Code"). These plans include the Equity Incentive Plan; The PMI Group, Inc. Retirement Plan ("Retirement Plan"), a defined benefit pension plan intended to qualify under
Section 401(a) of the Code; The PMI Group, Inc. Supplemental Employee Retirement Plan ("SERP"), a nonqualified plan designed to provide benefits in excess of those permitted to be provided under the Retirement Plan because of the Code limitations described below; and The PMI Group, Inc. Employee Stock Purchase Plan. The Named Executive Officers are eligible to participate in the Officer Deferred Compensation Plan, which permits each participant to elect to defer receipt of part or all of his or her eligible compensation on a pre-tax basis. Under the Officer Deferred Compensation Plan, TPG makes a matching contribution for each participant equal to 25% of the amount a participant has deferred into the TPG common stock equivalent fund. The matching contribution is made in TPG common stock equivalents and vests after three-years, except in the event of a change of control, in which case the vesting is automatic. In addition, the Named Executive Officers are eligible to participate in the 401(k) Plan, a defined contribution plan intended to qualify under Section 401(a) of the Code. TPG also makes matching and discretionary matching contributions to the 401(k) Plan.

   The pension benefit under the Retirement Plan and SERP generally is based on the executive's years of credited service and the average of his or her five highest consecutive years' compensation in the last 10 years of service. Credited service under the Retirement Plan includes only service after the completion of TPG's initial public offering in April 1995. Credited service for the SERP includes all service with TPG, Sears, Roebuck and Co. and Allstate Insurance Company. Benefits are computed on a straight-line annuity basis and are not subject to deduction for Social Security or other offset amounts.

   The following table indicates the annual benefits the Named Executive Officers would receive at their normal retirement date if they continue as TPG employees at the specified levels of compensation and for the years of credited service under the combined formulas of the Retirement Plan and the SERP.

                              Pension Plan Table

                                      Years Of Service
                          -----------------------------------------
             Remuneration   15      20      25      30       35
             ------------ ------- ------- ------- ------- ---------
              300,000....  95,000 127,000 159,000 191,000   223,000
              400,000.... 128,000 171,000 214,000 257,000   300,000
              500,000.... 161,000 215,000 269,000 323,000   377,000
              600,000.... 194,000 259,000 324,000 389,000   454,000
              700,000.... 227,000 303,000 379,000 455,000   531,000
              800,000.... 260,000 347,000 434,000 521,000   608,000
              900,000.... 293,000 391,000 489,000 587,000   685,000
              1,000,000.. 326,000 435,000 544,000 653,000   762,000
              1,100,000.. 359,000 479,000 599,000 719,000   839,000
              1,200,000.. 392,000 523,000 654,000 785,000   916,000
              1,300,000.. 425,000 567,000 709,000 851,000   993,000
              1,400,000.. 458,000 611,000 764,000 917,000 1,070,000
              1,500,000.. 491,000 655,000 819,000 983,000 1,147,000

--------
Note: Assumes age 65 normal retirement. Amounts represent total annual benefit payable under both the Retirement Plan and the SERP. The amount shown is for a single life annuity. If another form of benefit is elected, such as a joint and survivor annuity, the benefit amount will be lower.

   Compensation under the Retirement Plan and SERP is based upon the total annual cash compensation paid to the participant (not to exceed $200,000 for 2002 under the Retirement Plan only) for services rendered to PMI and its affiliates, including pre-tax deferrals, but excluding certain items such as equity-based compensation and the value of employer contributions to employee benefit plans. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts. Covered compensation under the Retirement Plan in 2001 (without Code limitations) was $1,489,336, $843,302, $598,506, $554,867, and $538,071 for Messrs. Haughton, Smith, Seaman,
Lorenzen, and Bacigalupi, respectively. As of December 31, 2001, Messrs. Haughton, Smith, Seaman, Lorenzen, and Bacigalupi had approximately 32, 25, 26, 17, and 5 years of credited service, respectively, under the SERP. Messrs. Haughton, Smith, Seaman, and Lorenzen each had 6.667 years of credited service under the Retirement Plan. Mr. Bacigalupi had 5.167 years of credited service under the Retirement Plan.

   The Compensation Committee Report on Executive Compensation, related disclosure including the Performance Graph, and those portions of the Audit Committee Report that are not deemed filed for purposes of the Securities Exchange Act of 1934, shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                            COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

   This report is provided by the Compensation Committee (the "Committee") of the Board of Directors to assist stockholders in understanding the Committee's objectives and procedures in establishing the compensation of TPG's Chief Executive Officer and other senior officers of TPG.

   As members of the Committee, it is our responsibility to review and set compensation levels of the Chief Executive Officer and other senior officers of TPG, to evaluate the performance of management in relation to such compensation, and to take any and all other actions regarding such matters. The Committee sets base salary levels, annual incentive awards and long-term incentives for those executive officers who have company-wide authority with salaries exceeding levels set by the Committee or who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

   The Committee is composed of independent, non-employee members of the Board of Directors who are not eligible to participate in any of the executive compensation programs of TPG. The Committee met five times in 2001. The Committee sets the overall compensation principles of TPG and reviews the entire program at least annually for its effectiveness. Every two years, the Committee conducts a comprehensive review of TPG's compensation philosophy, policies and programs for its executive officers. The purpose of this review is to ascertain whether TPG's total compensation program remains competitive to attract, retain and motivate skilled executives who are capable of developing and implementing a business strategy designed to build stockholder value. The most recent comprehensive review was completed in 2001.

   The Committee's 2001 compensation actions and policies were based on recommendations on TPG executive compensation practices from Hewitt Associates LLC, an outside consulting firm that specializes in executive compensation, internally generated information, comparative pay practice data, and its own review of the status of the executive compensation program. As a result of its comprehensive review, the Committee increased the annual and long-term incentive target opportunities for TPG's Chief Executive Officer and the Named Executive Officers. In addition, based on the results of the study, the Committee implemented base salary increases that averaged 6.5% for the Named Executive Officers (excluding the Chief Executive Officer).

   COMPENSATION PHILOSOPHY. TPG's compensation philosophy is to tie total compensation for executives closely to the creation of stockholder value. TPG seeks to pay its executives at competitive levels based on the scope of responsibility applicable to each position. This philosophy is supported through competitive base salaries, annual and long-term incentives. TPG's competitors for executive talent are not necessarily the same companies that would be included in an industry index established to compare stockholder returns because TPG requires skills and perspectives from a broader range of backgrounds. Thus, the comparable companies for purposes of executive compensation are not necessarily limited to those contained in the industry group index used in the performance comparison graph included in this Proxy Statement.

   Base salary levels are defined as the median (50th percentile) level among companies for which TPG competes for executive talent.

   Annual incentive awards are designed to focus management employees on key financial measures that promote stockholder value through prudent growth and profitability and are designed to provide market median levels of compensation for performance at target, with enhanced compensation opportunities for superior performance relative to our financial objectives. For example, the 2001 annual incentive award was tied to specific financial measures supporting continued growth, profitability and increased stockholder value. The Committee approves the targets and TPG performance measures shortly after the beginning of each fiscal year. The Committee certifies annually that awards payable as annual incentives correspond to performance goals and the target level established at the beginning of the year. Each year TPG's independent auditors perform certain agreed-upon annual incentive compensation computation procedures and issue a report to the Committee of their results.

   Long-term incentives, generally stock options, reward management for increasing stockholder value and are designed to develop stock ownership among key executives. Long-term incentives seek to better align the executive's interest with those of the stockholders and are targeted to position TPG's executives competitively between the 50th and 75th percentile of TPG's peer group. TPG's focus on stockholder value creation is further supported by TPG's policy for stock ownership levels for senior executives. Stock options are awarded on an annual basis to executives and non-executive officers and key employees of the Company and its affiliates. Stock options and other long-term incentive awards are made under TPG's Equity Incentive Plan.

   The Committee also considers whether compensation paid to TPG's senior executives will be fully tax deductible to TPG. Section 162(m) of the Internal Revenue Code, as amended (the "Code"), contains special rules regarding the federal income tax deductibility of compensation paid to the CEO and to each of the other four most highly compensated Named Executive Officers. The general rule is that annual compensation paid to any of these executives will be deductible only to the extent that it does not exceed $1,000,000 or qualifies as "performance-based" compensation under Section 162(m). The Committee has adopted a policy with respect to Section 162(m) that is designed to ensure that the compensation program continues to meet all the current tests required for compensation to be deductible for federal income tax purposes. The Committee has the discretion to make nondeductible awards, to the extent consistent with TPG's best interest, to reward employees for excellent service or recruit new executives while taking into consideration the financial effects such action may have on TPG.

   BASE SALARIES. In 2001, the Committee recommended increased salaries of Mr. Haughton and other executive officers to reflect its philosophy of pay for performance. In 2001, Mr. Haughton's salary was increased from $575,000 to $625,000. This increase was intended to make Mr. Haughton's salary competitive with those companies with whom TPG compares itself and recognized the record operating results in 2000.

   ANNUAL INCENTIVES. The 2001 annual incentive award was based upon TPG's results vis-a-vis the three performance measures for the year. Those measures were net operating earnings per share, U.S. mortgage market share, and pre-tax income from the Company's strategic investments. These three factors were weighted 50%, 25% and 25%, respectively. No payouts are made as an annual incentive award unless TPG earns a threshold return on average equity that is at least four percentage points above the 10-year U.S. Treasury bond yield for the year. The annual incentive awards for 2001 for the executive officers were based solely on achieving the three TPG performance measures. Mr. Haughton received an annual incentive award of $944,821. Mr. Haughton elected to defer a portion of his annual incentive award.

   LONG-TERM INCENTIVES. During 2001, executive officers received an annual award of stock options that vest in three equal installments on the first, second and third anniversaries of the grant. The stock options granted have a per share exercise price equal to 100 percent of the fair market value of a share of common stock on the grant date, with a maximum term of up to 10 years. In prior years, performance shares were granted to Senior Vice Presidents and above. Performance shares are payable in shares of stock or cash, as determined by the Committee, and measure performance over a three year period. In 2001, Mr. Haughton received a performance share payout of 7,876 shares of common stock, representing approximately 155% of his target award established in 1998. The other executives received the same percentage payout of performance shares. The performance share payout was determined by performance goals, established for the three-year cycle ending December 31, 2000, based upon return on average equity and the Company's price to earnings ratio relative to other publicly-traded mortgage insurance companies.

   In accordance with the Equity Incentive Plan and in connection with the compensation levels approved by the Committee for key executives, Mr. Haughton was granted a stock option in 2001 covering 75,000 shares in consideration of his role and importance to TPG and to strongly align him with stockholder objectives. The stock option granted to Mr. Haughton generally vests in three equal installments on the first, second and third anniversaries of the date of grant. The stock option has an exercise price of $57.57 per share (100% of the fair market value on the date of grant), with a maximum term of 10 years.

Compensation Committee of the Board of Directors

   Ronald T. Zech, Chair
   Raymond L. Ocampo Jr., Vice Chair
   Wayne E. Hedien
   John D. Roach
   Dr. Kenneth T. Rosen

                               PERFORMANCE GRAPH

   The graph shown below compares the cumulative total stockholder return for TPG's common stock for the last five fiscal years with that of the Standard & Poor's 500 Index, the Russell 1000 Financial Services Index, and the Mortgage Insurance Company Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested quarterly. The total stockholders' returns are not necessarily indicative of future returns.

               Comparison of The PMI Group, Inc. and Benchmarks
                              Total Return Index

                                    [CHART]

        S&P 500      PMI       Russell 1000 FIN SVS     MI Index

1996    100         100                100                100

1997    133.32      131.03             147.75             162.4

1998    171.34       89.77             160.99             103.35

1999    207.36      133.61             166.24             149.75

2000    188.47      185.81             209.72             185.42

2001    166.17      184.4              180.45             183.6


                   Total Return* and Total Rate of Return**

                                 12/31/96 12/31/97 12/31/98 12/31/99 12/31/00 12/31/01
                                 -------- -------- -------- -------- -------- --------
S&P 500.........................   100     133.32   171.34   207.36   188.47   166.17
   Total Rate of Return--66.17%
The PMI Group, Inc..............   100     131.03    89.77   133.61   185.81   184.40
   Total Rate of Return--84.40%
Russell 1000 Financial Services.   100     147.75   160.99   166.24   209.72   180.45
   Total Rate of Return--80.45%
MI Index........................   100     162.40   103.35   149.75   185.42   183.60
   Total Rate of Return--83.60%

--------
Note: These numbers represent an index of total return performance of TPG's common stock vs. the S&P 500, Russell 1000 Financial Services and the Mortgage Insurance Company indices (the latter including Radian Group, Inc., MGIC Investment Corporation and Triad Guaranty, Inc.) using the starting date of December 31, 1996 with a value of 100.

* Total Return = Capital Appreciation + Dividend Income for the period 12/31/96-12/31/01
** Total Rate of Return =                       Total Return - 100
                                                ------------------
                                                     100

                            AUDIT COMMITTEE REPORT

   The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee are "independent" as required by, and meet the experience requirements of, applicable listing standards of The New York Stock Exchange. The Committee operates pursuant to a Charter that was last amended and restated by the Board on March 5, 2002. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

   In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard
No. 1, Independence Discussions with Audit Committees, as currently in effect, and written confirmations from management with respect to internal audit services provided by the auditors, has considered whether the provision of internal audit services by the independent auditors to the Company is compatible with maintaining the auditor's independence and has discussed with the auditors the auditors' independence.

   The Audit Committee performs duties set forth in its Charter. The Charter provides that the Audit Committee shall review, evaluate, and make recommendations with respect to financial statement preparation and related matters. The Charter gives the Audit Committee the ability to properly monitor the integrity of the financial statements, the compliance of the Company and the independence and performance of the company's auditors in accordance with the Charter.

   The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the Company's financial statements are complete and accurate, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

   Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company's Board of Directors

   James C. Castle, Chair
   Mariann Byerwalter, Vice Chair
   Donald C. Clark
   Louis G. Lower II
   Richard L. Thomas
   Mary Lee Widener

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee is comprised solely of outside Directors. The Compensation Committee of the Board of Directors consists of Messrs. Zech, Chair, Ocampo, Vice Chair, Hedien, Roach and Dr. Rosen. No executive officer of TPG served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the last fiscal year.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires TPG's Directors and executive officers, and persons who own more than 10 percent of TPG's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish TPG with copies of all Section 16(a) forms they file.

   Based solely upon a review of the copies of these Form 3, 4 and 5 reports received by TPG, and certain written representations received from TPG's directors and executive officers, TPG believes that, during 2001, all reports required to be filed under Section 16(a) were filed on a timely basis except as follows: The inadvertent failure to file two Form 4's relating to two dispositions of TPG common stock in 1999 by Ms. Widener, a member of the Board of Directors; and the late filing of a Form 4 due to a clerical error in form processing relating to a purchase of TPG common stock in April 2001 by Mr. Thomas, a member of the Board of Directors.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   None.

         ITEM 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors has appointed Ernst & Young LLP as independent public auditors to audit the financial statements of TPG for 2002. During 2001, Ernst & Young LLP audited the financial statements of TPG and performed certain internal audit and tax related services. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions. This proposal is presented to the stockholders in order to permit them to participate in the selection of TPG's auditors. For approval, a majority of shares present and entitled to vote must be voted "for" this Item. Abstentions will be counted as shares present at the meeting and will have the effect of a vote against this Item. Broker non-votes will not be counted as shares voted and will have no effect on the outcome of the vote. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors of TPG will consider the appointment of other auditors. Ernst & Young LLP will cease providing internal audit services to TPG in 2002 as soon as a replacement is chosen by the Audit Committee of the Board of Directors.

   Commencing in 2002, the Audit Committee has decided that the internal audit functions will not be provided by the independent auditors. In addition, as to the provision of non-audit work by the independent auditors, the Audit Committee has established procedures set forth in its Charter (attached hereto as Appendix A) for prior and subsequent review of such services.

   Audit Fees. The aggregate fees billed, or expected to be billed, by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year are $320,000.

   Financial Information Systems Design and Implementation Fees. No fees were billed by Ernst & Young LLP for professional services rendered for information technology services relating to financial information systems design and implementation during the fiscal year ended December 31, 2001.

   All Other Fees. The aggregate fees billed, or expected to be billed, by Ernst & Young LLP for services rendered to the Company, other than services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," during the fiscal year ended December 31, 2001 are $1,481,000. Of this amount, $1,082,000 represented fees for audit related services, including the audit of statutory-basis financial statements and benefit plans, consents related to regulatory filings and internal audit services. The balance of the All Other Fees related primarily to tax, due diligence and actuarial services.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP.

                 ITEM 3:  APPROVAL OF PROPOSAL TO AMEND TPG'S
              RESTATED CERTIFICATE OF  INCORPORATION TO INCREASE
               THE NUMBER OF AUTHORIZED SHARES OF  COMMON STOCK

   The Board of Directors has proposed that stockholders approve an amendment to TPG's Restated Certificate of Incorporation to increase the number of shares of authorized Common Stock of TPG to 250,000,000 shares from the currently authorized number of 125,000,000 shares. The Board of Directors has declared the proposed amendment to be advisable and has submitted it to a vote by the stockholders at the Annual Meeting.

   On February 20, 2002, the Board of Directors indicated its intent to declare a 2-for-1 stock split in the form of a stock dividend if, and only if, the proposed amendment to TPG's Restated Certificate of Incorporation is approved by the stockholders at the Annual Meeting, and the number of shares of authorized Common Stock is thereby increased to 250,000,000. In this event, it is the Board of Directors' intention that the additional stock representing the dividend will be distributed on June 17, 2002, to record holders of Common Stock as of the close of business on May 31, 2002.

   If the proposed amendment is approved by the stockholders, TPG plans to file a Certificate of Amendment to the Restated Certificate of Incorporation as soon as practicable following the Annual Meeting to increase the number of shares of authorized Common Stock to 250,000,000.

   On April 1, 2002, of the 125,000,000 authorized shares of Common Stock, a total of 44,906,219 shares were outstanding, approximately 8.0 million shares were held in treasury and approximately 12.1 million shares were reserved for potential issuance in connection with TPG's obligations to issue stock in connection with outstanding convertible securities and employee compensation plans, including TPG's stock option plans, employee stock purchase plans and 401(k) plans. If the proposed amendment is approved by the stockholders, the reserved shares will be adjusted in accordance with the 2-for-1 stock split.

   In addition to enabling the proposed 2-for-1 stock split in the form of a stock dividend, the additional shares will enhance TPG's flexibility in connection with possible future actions, such as acquisitions of property and securities of other companies, financings, stock splits, stock dividends, and other corporate purposes. The Board of Directors will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any of the foregoing purposes. The Board of Directors believes that it is beneficial to TPG to have the additional shares available for such purposes without delay or the necessity of a special meeting of stockholders. Other than the proposed 2-for-1 stock split and the obligations referred to above for which shares of common stock have already been reserved, TPG has no immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of Common Stock which would be authorized by the proposed amendment.

   If the proposed amendment is approved by the stockholders, the additional shares will be available for issuance from time to time without further action by the stockholders (unless required by applicable law, regulatory agencies or by the rules of any stock exchange on which TPG's securities may then be listed) and without first offering those shares to the stockholders. Stockholders do not have preemptive rights with respect to the Common Stock. The issuance of Common Stock, or securities convertible into Common Stock, on other than a pro-rata basis would result in the dilution of a present stockholder's interest in TPG.

   TPG has not proposed the increase in the authorized number of shares with the intention of using the additional shares for anti-takeover purposes, although TPG could theoretically use the additional shares to make it more difficult or to discourage an attempt to acquire control of TPG. As of this date, TPG is unaware of any pending or threatened efforts to acquire control of TPG.

   For approval, a majority of the outstanding shares of common stock must be voted "for" this Item. Abstentions will be counted as shares present at the meeting and will have the effect of a vote against this Item. Broker non-votes will have the effect of a vote against this Item.

   At the Annual Meeting, the following resolution will be introduced:

   RESOLVED, that the Restated Certificate of Incorporation of this Corporation, be amended by deleting the first sentence of Article Four in its entirety and inserting, in lieu thereof, the following new first sentence of Article Four, providing in its entirety as follows:

   "The total number of shares of common stock that the corporation shall have the authority to issue is 250,000,000, par value $.01 per share (the "Common Stock")."

   The Proxyholders intend to vote the shares represented by proxy in favor of the proposed amendment, except to the extent a stockholder votes against or abstains from voting on this proposal.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                                 OTHER MATTERS

   The Board of Directors does not know of any matters to be acted upon at the Annual Meeting of Stockholders except as specified in the Notice of Annual Meeting of Stockholders. However, as to any other business that may properly come before the Annual Meeting of Stockholders, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies in consultation with the Board of Directors.

                 STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

   Stockholders are entitled to present proposals for action at a forthcoming stockholders' meeting if they comply with the requirements of TPG's Bylaws and the proxy rules promulgated by the Securities and Exchange Commission. Proposals of stockholders intended for presentation at the 2003 Annual Meeting must be received by TPG for inclusion in its Proxy Statement and form of Proxy relating to that meeting by December 16, 2002. Such proposals should be sent in writing by certified mail to the Secretary of TPG at 3003 Oak Road, Walnut Creek, California 94596. If proposals are sent prior to September 1, 2002, they should be sent in writing by certified mail to the Secretary of TPG at 601 Montgomery Street, San Francisco, California 94111. Faxed proposals will not be accepted.

   Stockholders whose proposals are not included in the Proxy Statement and form of Proxy, but who still intend to submit a proposal at an Annual Meeting, and stockholders who intend to submit nominations for Directors at an Annual Meeting are required to notify TPG of their proposals or nominations and to provide certain other information, in accordance with TPG's Bylaws, not before January 16, 2003, nor later than February 15, 2003, to be timely for consideration at the 2003 Annual Meeting. Such proposals and nominations should be sent in writing by certified mail to TPG's Secretary at 3003 Oak Road, Walnut Creek, California 94596. Faxed proposals or nominations will not be accepted.

                                          /s/ Victor J. Bacigalupi
                                          Victor J. Bacigalupi
                                          Executive Vice President,
                                          General Counsel and Secretary

April 15, 2002

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                                  APPENDIX A:

                              THE PMI GROUP, INC.

                            Audit Committee Charter

   The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with management's policies and procedures regarding legal and regulatory requirements and (3) the independence of the external auditors and the performance of the Company's internal and external auditors.

   The Audit Committee and its members shall meet the independence, experience and other requirements of the New York Stock Exchange. In particular, the Chairman of the Audit Committee shall have accounting or related financial management expertise. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Governance and Nominating Committee.

   The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee may also meet with the Company's investment bankers or financial analysts who follow the Company.

   The Audit Committee shall make regular reports to the Board.

   The Audit Committee shall:

    1. Review and reassess the adequacy of this Charter annually, recommend any proposed changes to the Board for approval and publish it in accordance with SEC regulations.

    2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices, including off-balance sheet structures, as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

    3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including an analysis of the effect of estimates and judgments by management that would result in lower revenues and /or profits and in higher asset write-offs and /or greater liabilities on the Company's financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

    4. Review with management and the independent auditor the effect of regulatory and accounting initiatives.

    5. Review with management and the independent auditor the Company's quarterly financial statements (including the results of the independent auditors' reviews of the quarterly financial statements) prior to the release of quarterly earnings, provided that the Audit Committee can be represented by its Chair.

    6. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

    7. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

    8. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

    9. Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor.

   10. Review the aggregate annual fees billed by the independent auditor for the most recently completed fiscal year for audit services, financial information systems design and implementation services, and all other services performed by the independent auditor for the Company including audit related services, and approve the fees to be paid to the independent auditor for audit services.

   11. Approve in advance the retention of the independent auditor for any non-audit service and related fee if such fee is $50,000 or more, or if the non-audit service does not relate to due diligence, taxes, or litigation support; and approve all other non-audit services and the fees for such services within a reasonable time after they are incurred but no later than the next scheduled Audit Committee meeting.

   12. Receive periodic reports from the independent auditor regarding the auditor's independence in accordance with applicable standards, discuss such reports with the auditor, consider whether the provision of non-audit services is compatible with maintaining the auditor's independence and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

   13. Evaluate together with the Board the performance of the independent auditor and whether it is appropriate to adopt a policy of rotating independent auditors on a regular basis (e.g., independent auditor rotation commensurate with SEC guidelines relating to rotation of engagement partners). If so determined by the Audit Committee, recommend that the Board replace the independent auditor.

   14. Recommend to the Board guidelines for the Company's hiring of employees of the independent auditor who were engaged on the Company's accountant.

   15. Discuss with the independent auditor issues upon which it consulted with its national office.

   16. Review the appointment and replacement of the senior internal auditing executive.

   17. Review the significant reports to management prepared by the internal auditors and management's responses.

   18. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

   19. Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

   20. Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Business Ethics Handbook, including disclosures of insider and affiliated party transactions.

   21. Discuss with the independent auditor the matters required to be discussed by all relevant Statements on Auditing Standards, including but not limited to Statement on Auditing Standard No. 61, relating to the conduct of the audit.

   22. Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies.

   23. Review with the independent and internal auditors any problems or difficulties such auditors may have encountered and any management or other letter provided by the auditors and the Company's response to that letter. Such review should include:

       a. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreement with management.

       b. Any changes required in the planned scope of the audits.

       c. The internal auditor's responsibilities, budget and staffing.

   24. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

   25. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Business Ethics Handbook.

   26. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

   27. Meet at least quarterly with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

   28. Meet at least four times annually with agendas for such meetings prepared or approved in advance by the Audit Committee Chair.

   While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor, or to assure compliance with laws and regulations and the Company's Business Ethics Handbook, or to assure auditor independence.

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              THE PMI GROUP, INC.

The undersigned hereby appoints W. Roger Haughton, L. Stephen Smith and Victor
J. Bacigalupi proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of Common Stock of The PMI Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of The PMI Group, Inc. to be held May 16, 2002 or any adjournments or postponements thereof as designated on the other side, and upon any and all such other matters as may properly come before the Meeting, or any adjournments or postponements thereof.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



                         ANNUAL MEETING OF STOCKHOLDERS
                   ALL STOCKHOLDERS ARE CORDIALLY INVITED TO
                ATTEND THE ANNUAL MEETING OF THE PMI GROUP, INC.:
                             THURSDAY, MAY 16, 2002
                                    9:00 A.M.
                               THE PMI GROUP, INC.
                          CONFERENCE CENTER, 17TH FLOOR
                              601 MONTGOMERY STREET
                             SAN FRANCISCO, CA 94111

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS CARD. OR, IF YOU ARE A STOCKHOLDER OF RECORD, USE THE TOLL-FREE TELEPHONE NUMBER SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD TO AUTHORIZE A PROXY TO VOTE YOUR SHARES. YOU WILL REDUCE PMI'S EXPENSE IN SOLICITING PROXIES IF YOU AUTHORIZE A PROXY TO VOTE BY TELEPHONE.

                                                                Please mark [X]
                                                                your vote
                                  PROXY BY MAIL                 like this.

The Board of Directors recommends a vote FOR Items 1, 2 and 3. Unless contrary instructions are given below, this proxy will be voted in accordance with the recommendations of the Board of Directors:

ITEM 1-ELECTION OF DIRECTORS
Nominees:

01 Mariann Byerwalter        07 John D. Roach                         WITHHELD
02 Dr. James C. Castle       08 Dr. Kenneth T. Rosen         FOR      FOR ALL
03 W. Roger Haughton         09 L. Stephen Smith             [_]        [_]
04 Wayne E. Hedien           10 Richard L. Thomas
05 Louis G. Lower II         11 Mary Lee Widener
06 Raymond L. Ocampo Jr.     12 Ronald H. Zech


INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below

Withhold Authority For: __________________________________________________

__________________________________________________________________________


                                                      FOR  AGAINST   ABSTAIN
Item 2-Ratification of appointment of                 [_]   [_]        [_]
independent auditors

Item 3-Approval of the proposal to                    [_]   [_]        [_]
amend TPG's Restated Certificate of
Incorporation to increase the number of
authorized shares of common stock.
                                                            YES         NO
          I PLAN TO ATTEND THE MEETING                      [_]        [_]


                                                 -------------------------------

                                                         COMPANY NUMBER:


                                                          PROXY NUMBER:


                                                         ACCOUNT NUMBER:

                                                 -------------------------------

Signature______________________ Signature______________________ Date ___________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


--------------------------------------------------------------------------------
                 FOLD AND DETACH HERE AND READ THE REVERSE SIDE


                               VOTE BY TELEPHONE
                            QUICK***EASY***IMMEDIATE

                              THE PMI GROUP, INC.

..    You can now vote shares electronically through the telephone.

..    This eliminates the need to return the proxy card.

..    Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY MAIL
--------------------------

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE
---------------------------
1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

                  PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED
                  --------------------------------------------
                                 ELECTRONICALLY
                                 --------------

                                     PROXY

                              VOTING INSTRUCTIONS
        TO THE TRUSTEE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              THE PMI GROUP, INC.

     The undersigned hereby authorizes and instructs the Trustee of The PMI Group, Inc. Savings and Profit-Sharing Plan to represent and vote, as designated on the reverse side, all shares of Common Stock of The PMI Group, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of said corporation to be held on May 16, 2002 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:


       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)




--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE






                         ANNUAL MEETING OF STOCKHOLDERS
                   ALL STOCKHOLDERS ARE CORDIALLY INVITED TO
               ATTEND THE ANNUAL MEETING OF THE PMI GROUP, INC.:
                             THURSDAY, MAY 16, 2002
                                   9:00 A.M.
                              THE PMI GROUP, INC.
                         CONFERENCE CENTER, 17TH FLOOR
                             601 MONTGOMERY STREET
                            SAN FRANCISCO, CA 94111

     YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS CARD, OR, IF YOU ARE A STOCKHOLDER OF RECORD, USE THE TOLL-FREE TELEPHONE NUMBER SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD TO AUTHORIZE A PROXY TO VOTE YOUR SHARES. YOU WILL REDUCE PMI'S EXPENSE IN SOLICITING PROXIES IF YOU AUTHORIZE A PROXY TO VOTE BY TELEPHONE.

                                                             Please mark  [X]
                                                             your votes
                                 PROXY BY MAIL               like this

The Board of Directors recommends a vote FOR Items 1,2 and 3.

ITEM 1-ELECTION OF DIRECTORS
Nominees:                                                 WITHHELD
                                                     FOR   FOR ALL                                          FOR  AGAINST  ABSTAIN
01 Mariann Byerwalter       07 John D. Roach         [_]    [_]      Item 2-Ratification of appointment of  [_]    [_]      [_]
02 Dr. James C. Castle      08 Dr. Kenneth T. Rosen                  independent auditors
03 W. Roger Haughton        09 L. Stephen Smith
04 Wayne E. Hedien          10 Richard L. Thomas                     Item 3-Approval of the proposal to     [_]    [_]      [_]
05 Louis G. Lower II        11 Mary Lee Widener                      amend TPG's Restated Certificate of
06 Raymond L. Ocampo Jr.    12 Ronald H. Zech                        Incorporation to increase the number of
                                                                     authorized shares of common stock
INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below
                                                                                                                   YES      NO
Withhold Authority For:_______________________________________                             I PLAN TO ATTEND THE    [_]      [_]
                                                                                           MEETING
______________________________________________________________


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -    --------------------------------------------

                                                                                                     COMPANY NUMBER:

                                                                                                      PROXY NUMBER:

                                                                                                     ACCOUNT NUMBER:

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -    --------------------------------------------

Signature ______________________________________ Signature ______________________________________ Date ________________

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                 FOLD AND DETACH HERE AND READ THE REVERSE SIDE

                               VOTE BY TELEPHONE
                            QUICK***EASY***IMMEDIATE

                              THE PMI GROUP, INC.

..    You can now vote your shares electronically through the telephone.

..    This eliminates the need to return the proxy card.

..    Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY MAIL
--------------------------

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE
---------------------------
1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

                  PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED
                  --------------------------------------------
                                 ELECTRONICALLY
                                 --------------